TOPGOLF CALLAWAY BRANDS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS

HIGHLIGHTS
•Q4 consolidated Net Revenue growth of 3% and strong Adjusted EBITDA growth both outperformed guidance.
•Total Company operating cash flow increased 5% to $382 million and Adjusted Free Cash Flow increased 27% to $203 million.
•Topgolf’s same venue sales, Adjusted EBITDA, Adjusted Free Cash Flow and venue margins all exceeded expectations in Q4.
•In 2024 the Callaway brand maintained its #1 position in U.S. market share in total golf clubs for the third consecutive year - and 9th time in the last 10 years - and achieved record U.S. market share in golf ball.

CARLSBAD, CA /February 24, 2025/ Topgolf Callaway Brands Corp. (the “Company” or “Topgolf Callaway Brands”, “we”, “our”, “us”) (NYSE: MODG) announced its financial results for the fourth quarter and full year ended December 31, 2024. As discussed below, the Company’s fourth quarter GAAP results included 3% revenue growth and a $1,452.0 million noncash impairment charge related to Topgolf’s goodwill and intangible assets resulting in a GAAP net loss of $1,512.7 million; whereas the Company’s Adjusted EBITDA increased by 45% to $101.4 million.

“We are pleased with our strong finish to the year with fourth quarter revenue, adjusted EBITDA and adjusted free cash flow exceeding expectations,” commented Chip Brewer, President and CEO. “These results reflect continued strength in our Golf Equipment business, including our leading market share position in golf clubs and record market share in golf balls in 2024, as well as continued strong operating performance at TravisMathew and the successful reorganization at Jack Wolfskin. In addition, Topgolf had a strong finish to the year with same venue sales, venue margins and adjusted free cash flow all outpacing expectations. Looking forward to 2025, improving same venue sales at Topgolf is a top priority for us and we are actively implementing initiatives to address same venue sales. We also remain focused on executing our strategic initiatives, bringing exciting new products and programs to market, and driving continued operating efficiencies. However, we are also navigating some short-term headwinds, which are impacting this year’s outlook, including foreign currency exchange rates and year-over-year cost pressures. Given the strength of our brands and their market positions, our operational capabilities, and our financial position, we are confident we will work through these short-term headwinds and return to growth. And, as we execute on our strategy, we believe we will be able to deliver significant shareholder value.”

CONSOLIDATED RESULTS
The Company announced the following GAAP and non-GAAP financial results for the three and twelve months ended December 31, 2024 and 2023:

GAAP RESULTS
(in millions, except percentages and per share data)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Net revenues	$924.4	$897.1	$27.3	3.0%	$4,239.3	$4,284.8	$(45.5)	(1.1)%
Goodwill and intangible assets impairment	1,452.0	—	1,452.0	n/m	1,452.0	—	1,452.0	n/m
(Loss) income from operations	(1,460.8)	(32.6)	(1,428.2)	n/m	(1,257.2)	237.7	(1,494.9)	n/m
Other expense, net	(53.3)	(51.7)	(1.6)	3.1%	(216.0)	(202.9)	(13.1)	6.5%
(Loss) income before taxes	(1,514.1)	(84.3)	(1,429.8)	n/m	(1,473.2)	34.8	(1,508.0)	n/m
Income tax benefit	(1.4)	(7.2)	5.8	(80.6)%	(25.5)	(60.2)	34.7	(57.6)%
Net (loss) income	$(1,512.7)	$(77.1)	$(1,435.6)	n/m	$(1,447.7)	$95.0	$(1,542.7)	n/m
(Loss) earnings per share - diluted	$(8.23)	$(0.42)	$(7.81)	n/m	$(7.88)	$0.50	$(8.38)	n/m
Weighted-average common shares outstanding - diluted	183.7	184.4	(0.7)	(0.4)%	183.7	201.1	(17.4)	(8.7)%

NON-GAAP RESULTS
Non-GAAP results exclude certain non-cash and non-recurring adjustments, including the $1,452.0 million non-cash Topgolf goodwill and intangible assets impairment, as defined in the Additional Information and Disclosures section of this release. The Company has also provided a reconciliation of the non-GAAP information to the most directly comparable GAAP information in the tables to this release.

(in millions, except percentages and per share data)	Three Months Ended December 31,					Twelve Months Ended December 31,
	2024	2023	$ Change	% Change	Constant Currency vs. 2023(1)	2024	2023	$ Change	% Change	Constant Currency vs. 2023(1)
Net revenues	$924.4	$897.1	$27.3	3.0%	3.2%	$4,239.3	$4,284.8	$(45.5)	(1.1)%	(0.6)%
Non-GAAP Income (loss) from operations	$18.5	$(8.7)	$27.2	n/m	n/m	$255.9	$289.2	$(33.3)	(11.5)%	(8.0)%
Non-GAAP Net (Loss) income	$(59.8)	$(57.9)	$(1.9)	3.3%		$42.0	$83.9	$(41.9)	(49.9)%
Non-GAAP (Loss) earnings per share - diluted	$(0.33)	$(0.31)	$(0.02)	6.5%		$0.23	$0.45	$(0.22)	(48.9)%
Non-GAAP Adjusted EBITDA	$101.4	$69.8	$31.6	45.3%		$587.7	$596.6	$(8.9)	(1.5)%
(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
FOURTH QUARTER 2024 CONSOLIDATED RESULTS COMMENTARY
(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)
The Company’s net revenue of $924.4 million increased 3.0% year-over-year, primarily driven by increases in Golf Equipment.

On a GAAP basis, loss from operations increased $1,428.2 million to $1,460.8 million primarily due to a non-cash $1,452.0 million impairment of the Topgolf goodwill and intangible assets. On a non-GAAP basis, income from operations increased $27.2 million to $18.5 million, driven by a $24.4 million increase in total segment operating income, reflecting improvements in all three operating segments and led by the Golf Equipment segment which delivered the largest improvement.

Adjusted EBITDA of $101.4 million increased 45.3% vs. the prior year driven by increased profitability in the Topgolf and Golf Equipment segments.

FULL YEAR 2024 CONSOLIDATED RESULTS COMMENTARY

(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)

The Company’s net revenue of $4,239.3 million decreased 1.1% year-over-year, primarily due to decreases in the Korea business and the Jack Wolfskin Europe business as a result of soft market conditions in those markets.

On a GAAP basis, loss from operations was $1,257.2 million compared to income from operations of $237.7 million in 2023. This decrease is primarily attributable to the non-cash $1,452.0 million impairment of Topgolf goodwill and intangible assets. On a non-GAAP basis, income from operations decreased $33.3 million to $255.9 million primarily due to a decrease in Active Lifestyle segment operating income, partially offset by an increase in Topgolf operating income.

Adjusted EBITDA decreased 1.5% to $587.7 million as a result of the decrease in the Active Lifestyle segment operating income, partially offset by the increase in Topgolf Adjusted EBITDA.

SEGMENT RESULTS
SEGMENT NET REVENUES
The table below provides net revenues by segment for the periods presented:

(in millions, except percentages)	Three Months Ended December 31,			Constant Currency vs. 2023(1)	Twelve Months Ended December 31,			Constant Currency vs. 2023(1)
	2024	2023	% Change	% Change	2024	2023	% Change	% Change
Topgolf	$439.0	$439.0	—%	(0.1)%	$1,809.4	$1,761.0	2.7%	2.6%
Golf Equipment	224.8	199.4	12.7%	13.3%	1,382.0	1,387.5	(0.4)%	0.6%
Active Lifestyle	260.6	258.7	0.7%	1.1%	1,047.9	1,136.3	(7.8)%	(7.2)%
Net Revenues	$924.4	$897.1	3.0%	3.2%	$4,239.3	$4,284.8	(1.1)%	(0.6)%
(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
SEGMENT OPERATING INCOME (LOSS)
The table below provides operating income (loss) by segment for the periods presented:

(in millions, except percentages)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024	2023	Change		2024	2023	Change
Topgolf	$26.9	$23.1	16.5%		$114.2	$108.8	5.0%
% of segment revenue	6.1%	5.3%	80	bps	6.3%	6.2%	10	bps
Golf Equipment	(2.7)	(19.9)	(86.4)%		183.6	193.3	(5.0)%
% of segment revenue	(1.2)%	(10.0)%	880	bps	13.3%	13.9%	(60)	bps
Active Lifestyle	23.6	20.2	16.8%		82.4	117.0	(29.6)%
% of segment revenue	9.1%	7.8%	130	bps	7.9%	10.3%	(240)	bps
Total Segment Operating Income	$47.8	$23.4	104.3%		$380.2	$419.1	(9.3)%
% of total segment revenue	5.2%	2.6%	260	bps	9.0%	9.8%	(80)	bps
Constant Currency Total Segment Operating Income			104.6%				(6.8)%

FOURTH QUARTER 2024 SEGMENT COMMENTARY
(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)

Topgolf
•Revenue remained flat at $439.0 million, with a decline in same venue sales offset by revenue from new venues.
•Same venue sales were -8%, slightly better than expectations due to improving traffic trends.
•Segment operating income increased $3.8 million, or 16.5%, to $26.9 million and Adjusted EBITDA increased $10.3 million, or 14.1%, to $83.5 million driven primarily by revenue from additional venues, and record Q4 venue-level margins.
•Topgolf opened two new venues in Q4 2024, compared to nine venues in Q4 2023.

Golf Equipment
•Revenue increased $25.4 million to $224.8 million. This increase was driven by increased revenue in both golf clubs and golf balls due to the continued success of our clubs business and Chrome family of balls as well as the successful launch of our new Ai-One Square 2 Square Odyssey putters in Q4.
•The typical seasonal operating loss in Q4 improved by $17.2 million to $(2.7) million, driven by increased sales volume and improved gross margins.

Active Lifestyle
•Revenue increased $1.9 million or 0.7% to $260.6 million, driven by TravisMathew.
•Operating income increased $3.4 million primarily driven by the increased revenue as well as cost savings initiatives at Jack Wolfskin resulting from the recent right-sizing of that business.

FULL YEAR 2024 SEGMENT COMMENTARY

(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)

Topgolf
•Revenue increased $48.4 million to $1,809.4 million, with increases driven primarily by new venues partially offset by a decrease in same venue sales.
•Same venue sales were -9%.
•Operating income increased $5.4 million, or 5.0%, to $114.2 million and Adjusted EBITDA increased $32.9 million, or 10.8%, to $337.2 million driven primarily by the new venues, strong venue-level margins and cost savings initiatives.
•Topgolf ended 2024 with 100 owned and operated venues, an increase of 7, including one acquired from BigShots.

Golf Equipment
•Revenue decreased slightly to $1,382.0 million, which was a $5.5 million or 0.4% decrease. The decline was due to negative foreign currency exchange rates as revenue increased slightly on a constant currency basis.
•Operating income decreased by $9.7 million, primarily due to higher freight rates and unfavorable changes in foreign exchange rates.

Active Lifestyle
•Revenue decreased $88.4 million or 7.8% to $1,047.9 million. The decrease was primarily driven by lower European wholesale revenue at Jack Wolfskin, as well as lower corporate channel revenue at TravisMathew resulting from a channel fill-in which occurred in 2023 and did not repeat in 2024. The decrease in revenue was partially offset by growth in the Jack Wolfskin China business and TravisMathew direct-to-consumer and wholesale businesses.
•Operating income decreased $34.6 million primarily as a result of the lower revenue.
The following is a reconciliation of total segment operating income to (loss)/income before income taxes for the periods presented:

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions)	2024	2023	$ Change	2024	2023	$ Change
Total segment operating income:	$47.8	$23.4	$24.4	$380.2	$419.1	$(38.9)
Reconciling items(1)	(1,508.6)	(56.0)	(1,452.6)	(1,637.4)	(181.4)	(1,456.0)
(Loss) income from operations	(1,460.8)	(32.6)	(1,428.2)	(1,257.2)	237.7	(1,494.9)
Interest expense, net	(57.7)	(56.6)	(1.1)	(231.2)	(210.2)	(21.0)
Other income, net	4.4	4.9	(0.5)	15.2	7.3	7.9
(Loss) income before income taxes	$(1,514.1)	$(84.3)	$(1,429.8)	$(1,473.2)	$34.8	$(1,508.0)

(1) Includes corporate overhead and certain non-recurring and non-cash items as described in the schedules to this release.

2024 BALANCE SHEET AND CASH FLOW HIGHLIGHTS
•Cash flow from operating activities was $382.0 million, and Adjusted Free Cash Flow was $203.1 million, driven by operating efficiencies at Topgolf, improved working capital in the Core business and lower capital expenditures.
•Inventory decreased $37.1 million year-over-year to $757.3 million, driven by decreases in the Active Lifestyle segment primarily resulting from recent right-sizing initiatives at Jack Wolfskin.
•Available liquidity, which is comprised of cash on hand and availability under the Company’s credit facilities, increased $54.3 million to $796.9 million compared to December 31, 2023.

BUSINESS OUTLOOK
The Company’s 2025 outlook assumes a consumer environment similar to 2024 and headwinds of approximately $105 million in revenue and approximately $120 million in Adjusted EBITDA compared to 2024 as described below.

The revenue headwinds include approximately $60 million in the Core business from unfavorable changes in foreign currency exchange rates, and approximately $45 million in total headwinds from the sale of the Topgolf World Golf Tour (“WGT”) mobile gaming business in 2024, a transition to a retail calendar for reporting purposes in 2025 which will cause Topgolf to lose three reporting days of financial results in 2025, as well as one less day due to last year’s leap year. Excluding those headwinds, the organic revenue would be approximately the same in 2025 as in 2024.

Our Adjusted EBITDA outlook includes approximately $75 million in headwinds in the Core business relating primarily to the estimated impact of changes in foreign currency and an expected increase in tariffs, but also a reset of incentive compensation that was not paid out in 2024. Topgolf’s outlook includes approximately $45 million in Adjusted EBITDA headwinds related to 2025 calendar changes, the sale of WGT, the incurrence of public company standalone costs, as well as the impact of the reset of incentive compensation. Excluding these headwinds, Total Company organic Adjusted EBITDA would be down slightly year-over-year at the mid-point, including approximately 6% organic growth in Core business EBITDA.

Expected Topgolf separation costs:
•The Company continues to expect approximately $50 million in one-time separation costs.
•The guidance below includes an estimated incremental $15 million in operating expense at Topgolf for standalone public company costs in 2025.

The Company’s full year outlook is as follows:

2025 FULL YEAR OUTLOOK
(in millions, except where noted otherwise and for percentages)

	2025 Estimate(1)	2024 As Reported
Consolidated Net Revenues	$4.0 - $4.185B	$4.24B
Core Business Revenue	$2.275 - 2.35B	$2.43B
Topgolf Revenue(3)	$1.725 - 1.835B	$1.81B
Topgolf Same Venue Sales Growth	Down Mid-single Digits	(9)%
Consolidated Adjusted EBITDA(2)	$415 - $505	$588
Core Business Adjusted EBITDA(2)	$175 - $205	$251
Topgolf Adjusted EBITDA(2)(3)	$240 - $300	$337

(1) 2025 includes an estimated $60 million unfavorable year-over-year foreign currency translation impact on Core business revenue
(2) Non-GAAP measure. See “Additional Information and Disclosures—Non-GAAP Information” for more information and the schedules to this press release for reconciliations to the most directly comparable GAAP measure.

(3) Topgolf guidance includes Toptracer

2025 FIRST QUARTER OUTLOOK
(in millions, except where noted otherwise)
	Q1 2025 Estimate(1)	Q1 2024 As Reported
Consolidated Net Revenues	$1.045 - $1.085B	$1.14B
Consolidated Adjusted EBITDA	$125 - $145	$161

(1) 2025 estimates include approximately $18 million of unfavorable foreign currency impact on Core business revenue.

ADDITIONAL INFORMATION AND DISCLOSURES
Conference Call and Webcast
The Company will be holding a conference call at 2:00 p.m. Pacific time today, February 24, 2025, to discuss the Company’s financial results, outlook and business. The call will be webcast live on our investor relations website at https://www.topgolfcallawaybrands.com/news-and-events/presentations. An earnings presentation including additional details will be available ahead of our call. A replay of the conference call will be available approximately two hours after the call ends. The replay may be accessed through the Investor Relations section of the Company’s website at https://www.topgolfcallawaybrands.com.
Non-GAAP Information
The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company’s financial results or projected financial results on a "constant currency basis" or as "constant currency" results. This information estimates the impact of changes in foreign currency exchange rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization of acquired intangible assets, including customer and distributor relationships, reacquired distribution rights and acquired developed technology related to the Company’s merger with Topgolf, acquisitions of Jack Wolfskin, TravisMathew and OGIO, and reacquisition of distribution rights in the Korea apparel market. While the amortization of acquired intangible assets is excluded from the calculation of non-GAAP net income, the revenue and operating costs associated with these acquired companies is reflected in non-GAAP net income calculations, as well as the acquired assets that contribute to revenue generation. For 2024, non-recurring items include charges related to restructuring and reorganization costs in the Active Lifestyle and Golf Equipment segment, costs incurred related to the planned separation of Topgolf, currency translation adjustments for the dissolution of a foreign subsidiary, the 2024 debt repricing, a 2023 cybersecurity incident, additional impairment and abandonment of the Shankstars media game, and IT integration costs stemming primarily from the merger with Topgolf. For 2023, non-recurring items include charges related to the impairment and abandonment of the Shankstars media game, costs incurred for the 2023 debt refinancing, IT integration and implementation costs stemming from acquisitions, restructuring and reorganization charges in our Topgolf and Active Lifestyle segments and costs related to a cybersecurity incident.

Non-Cash Goodwill and Intangible Assets Impairment. The Company provided information excluding goodwill and intangible assets impairment charges related to its Topgolf operating segment. The non-cash impairment charges were taken as part of the Company’s annual assessment of fair value. Given the decline in same venue sales in 2024, the company determined that the carrying value of the Topgolf assets exceeded their fair value and therefore recognized the impairment charge.

Adjusted EBITDA. The Company provided information about its results excluding interest, taxes, depreciation and amortization expenses, stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash adjustments referenced above.

In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance, and, in some cases, financial condition, of the Company’s business with regard to these items.

For forward-looking Adjusted EBITDA, non-GAAP diluted earnings per share, Core business Adjusted EBITDA and Topgolf Adjusted EBITDA (together, the “Projected Non-GAAP Measures”) information provided in this release, reconciliation of such Projected Non-GAAP Measures to the most closely comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future but would not impact the Projected Non-GAAP measures. These items may include certain non-cash depreciation, which will fluctuate based on the Company’s level of capital expenditures, non-cash amortization of intangibles related to the Company’s acquisitions, income taxes, which can fluctuate based on changes in the other items noted and/or future forecasts, and other non-recurring costs and non-cash adjustments. Historically, the Company has excluded these items from the Projected Non-GAAP Measures. The Company currently expects to continue to exclude these items in future disclosures of the Projected Non-GAAP Measures and may also exclude other items that may arise. The events that typically lead to the recognition of such adjustments are inherently unpredictable as to if or when they may occur, and therefore actual results may differ materially. This unavailable information could have a significant impact on GAAP financial measures.

Definitions
Same venue sales. The Company defines same venue sales for its Topgolf business as sales for the comparable venue base, which is defined as the number of Company-operated venues with at least 24 full fiscal months of operations in the year of comparison.

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company’s (and its segments’) first quarter and full year 2025 guidance (including net revenues, Core business revenues, Topgolf revenues, Adjusted EBITDA, Core business adjusted EBITDA, Topgolf Adjusted EBITDA, non-GAAP diluted earnings per share, same venue sales growth, cash generation and diluted shares outstanding), our plans to pursue a separation of the Topgolf business, the timing and method of the separation, the anticipated benefits, expenses, dis-synergies and other effects of the separation, the expected financial and operational performance of, and future opportunities for, each of the two independent companies following the separation, the tax treatment of the separation, the leadership of the two independent companies following the separation, cost reduction activities, effects of Topgolf switching to retail calendar reporting in 2025, strength and demand of the Company’s products and services, continued brand momentum, demand for golf and outdoor activities and apparel, continued investments in the business, consumer trends and behavior, future industry and market conditions, foreign currency effects and their impacts, tax and tariff rates, the completion of any strategic transaction, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “would,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including uncertainty regarding global economic conditions, including relating to inflation, decreases in consumer demand and spending, and any severe or prolonged economic downturn; our ability to grow same venue sales; our ability to successfully execute planned and potential transactions, including our planned separation of Topgolf, and the potential to realize the expected benefits of such transactions in the expected timeframes or at all; our ability to satisfy the closing conditions to complete the separation on a timely basis, or at all; the Company’s level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company’s business; consumer acceptance of and demand for the Company’s and its subsidiaries’ products and services; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; the level of promotional activity in the marketplace; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company’s and its subsidiaries’ products and services or on the Company’s ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company’s products or in manufacturing the Company’s products; and a decrease in participation levels in golf generally. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
About Topgolf Callaway Brands
Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Toptracer, Odyssey, OGIO and Jack Wolfskin. “Modern Golf” is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com.

Investor Contact
Katina Metzidakis
invrelations@tcbrands.com

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$445.0	$393.5
Restricted cash	0.7	0.8
Accounts receivable, net	175.7	200.5
Inventories	757.3	794.4
Other current assets	222.0	238.9
Total current assets	1,600.7	1,628.1
Property, plant and equipment, net	2,219.0	2,156.5
Operating lease right-of-use assets, net	1,339.2	1,410.1
Goodwill and intangible assets, net	1,992.8	3,494.2
Other assets, net	484.4	431.7
Total assets	$7,636.1	$9,120.6
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$451.3	$480.5
Accrued employee compensation and benefits	113.4	113.1
Asset-based credit facilities	25.4	54.7
Operating lease liabilities, short-term	89.3	86.4
Construction advances	6.0	59.3
Deferred revenue	96.0	110.9
Other current liabilities	44.5	42.7
Total current liabilities	825.9	947.6
Long-term debt, net	1,457.9	1,518.2
Operating lease liabilities, long-term	1,377.1	1,433.4
Deemed landlord financing obligations	1,194.8	980.0
Deferred taxes, net	24.9	36.7
Other long-term liabilities	347.8	326.5
Total shareholders’ equity	2,407.7	3,878.2
Total liabilities and shareholders’ equity	$7,636.1	$9,120.6

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net revenues:
Products	$489.1	$461.9	$2,447.8	$2,540.1
Services	435.3	435.2	1,791.5	1,744.7
Total net revenues	924.4	897.1	4,239.3	4,284.8
Costs and expenses:
Cost of products	284.9	276.9	1,401.7	1,443.9
Cost of services, excluding depreciation and amortization	45.8	45.4	186.7	186.8
Other venue expense	315.1	317.6	1,303.5	1,252.3
Selling, general and administrative expense	262.6	246.0	1,045.7	1,036.6
Research and development expense	19.9	34.2	92.1	101.6
Goodwill and intangible assets impairment	1,452.0	—	1,452.0	—
Venue pre-opening costs	4.9	9.6	14.8	25.9
Total costs and expenses	2,385.2	929.7	5,496.5	4,047.1
(Loss) income from operations	(1,460.8)	(32.6)	(1,257.2)	237.7
Interest expense, net	(57.7)	(56.6)	(231.2)	(210.2)
Other income, net	4.4	4.9	15.2	7.3
(Loss) income before taxes	(1,514.1)	(84.3)	(1,473.2)	34.8
Income tax benefit	(1.4)	(7.2)	(25.5)	(60.2)
Net (loss) income	$(1,512.7)	$(77.1)	$(1,447.7)	$95.0

(Loss) earnings per common share:
Basic	$(8.23)	$(0.42)	$(7.88)	$0.51
Diluted	$(8.23)	$(0.42)	$(7.88)	$0.50
Weighted-average common shares outstanding:
Basic	183.7	184.4	183.7	185.0
Diluted	183.7	184.4	183.7	201.1

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In millions)
(Unaudited)

	Twelve Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(1,447.7)	$95.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	268.4	239.7
Non-cash interest on financing and deemed landlord financed leases	29.6	22.8
Amortization of debt discount and issuance costs	5.7	6.5
Goodwill and intangible assets impairment	1,452.0	—
Impairment on long-lived assets	7.4	11.7
Deferred taxes, net	(48.2)	(88.9)
Share-based compensation	37.0	46.7
Loss on debt modification	4.7	10.5
Loss on disposal and the dissolution of long-lived assets	7.6	—
Loss on sale of business lines	9.6	—
Unrealized net losses on hedging instruments and foreign currency	7.5	8.7
Other	1.7	1.4
Changes in assets and liabilities, net of impacts from business combinations	46.7	10.6
Net cash provided by operating activities	382.0	364.7

Cash flows from investing activities, net of impacts of business combinations:
Capital expenditures	(295.4)	(482.0)
Asset acquisitions, net of cash acquired	—	(31.2)
Business combinations, net of cash acquired	(23.3)	(29.7)
Proceeds from government grants	1.0	3.0
Investment in golf-related ventures	(4.3)	(2.5)
Acquisition of intangible assets	(3.2)	(0.8)
Proceeds from sale of property and equipment	0.6	0.3
Proceeds from sale of business lines	27.3	—
Net cash used in investing activities	(297.3)	(542.9)

Cash flows from financing activities:
Repayments of long-term debt and DLF obligations	(78.9)	(794.5)
Proceeds from borrowings on long-term debt	—	1,224.8
Repayments of credit facilities, net	(25.5)	(272.4)
Debt issuance costs	(0.2)	(1.8)
Repayments of financing leases	(3.2)	(2.8)
Proceeds from lease financing	115.5	274.3
Exercise of stock options	0.1	4.2
Acquisition of treasury stock	(31.4)	(56.0)
Net cash (used in) provided by financing activities	(23.6)	375.8
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9.6)	(2.2)
Net increase in cash, cash equivalents and restricted cash	51.5	195.4
Cash, cash equivalents and restricted cash at beginning of period	398.8	203.4
Cash, cash equivalents and restricted cash at end of period	450.3	398.8
Less: restricted cash(1)	(5.3)	(5.3)
Cash and cash equivalents at end of period	$445.0	$393.5

(1) Includes $0.7 million and $0.8 million of short-term restricted cash and $4.6 million and $4.5 million of long-term restricted cash included in other assets for the periods ended December 31, 2024 and 2023, respectively.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Three Months Ended December 31,		Growth/(Decline)		Constant Currency vs. 2023(1)
	2024	2023	Dollars	Percent	Percent
Net revenues:
Venues	$420.0	$422.2	$(2.2)	(0.5%)	(0.6%)
Topgolf other business lines	19.0	16.8	2.2	13.1%	13.1%
Golf Clubs	178.8	160.2	18.6	11.6%	12.3%
Golf Balls	46.0	39.2	6.8	17.3%	17.6%
Apparel	191.3	181.9	9.4	5.2%	5.5%
Gear, Accessories & Other	69.3	76.8	(7.5)	(9.8%)	(9.4%)
Total net revenues	$924.4	$897.1	$27.3	3.0%	3.2%

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Net Revenues by Region
	Three Months Ended December 31,		Growth/(Decline)		Constant Currency vs. 2023(1)
	2024	2023	Dollars	Percent	Percent
Net revenues:
United States	$657.6	$646.3	$11.3	1.7%	1.7%
Europe	119.0	117.3	1.7	1.4%	0.6%
Asia	123.9	112.8	11.1	9.8%	12.1%
Rest of world	23.9	20.7	3.2	15.5%	16.4%
Total net revenues	$924.4	$897.1	$27.3	3.0%	3.2%

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Operating Segment Information
	Three Months Ended December 31,		Growth/(Decline)		Constant Currency vs. 2023(1)
	2024	2023	Dollars	Percent	Percent
Net revenues:
Topgolf	$439.0	$439.0	$—	—%	(0.1%)
Golf Equipment	224.8	199.4	25.4	12.7%	13.3%
Active Lifestyle	260.6	258.7	1.9	0.7%	1.1%
Total net revenues	$924.4	$897.1	$27.3	3.0%	3.2%

Segment operating income:
Topgolf	$26.9	$23.1	$3.8	16.5%
Golf Equipment	(2.7)	(19.9)	17.2	(86.4%)
Active Lifestyle	23.6	20.2	3.4	16.8%
Total segment operating income	47.8	23.4	24.4	104.3%
Corporate G&A and other(2)	(1,508.6)	(56.0)	(1,452.6)	n/m
Total operating loss	(1,460.8)	(32.6)	(1,428.2)	n/m
Interest expense, net	(57.7)	(56.6)	(1.1)	1.9%
Other income, net	4.4	4.9	(0.5)	(10.2%)
Total loss before income taxes	$(1,514.1)	$(84.3)	$(1,429.8)	n/m

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to certain non-cash and non-recurring items described in the Supplemental Financial Information and Non-GAAP Reconciliation table below.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Twelve Months Ended December 31,		Growth/(Decline)		Constant Currency vs. 2023(1)
	2024	2023	Dollars	Percent	Percent
Net revenues:
Venues	$1,728.3	$1,692.6	$35.7	2.1%	2.0%
Topgolf other business lines	81.1	68.4	12.7	18.6%	17.7%
Golf Clubs	1,060.9	1,073.5	(12.6)	(1.2%)	—%
Golf Balls	321.1	314.0	7.1	2.3%	2.7%
Apparel	676.5	713.2	(36.7)	(5.1%)	(4.5%)
Gear, Accessories & Other	371.4	423.1	(51.7)	(12.2%)	(11.8%)
Total net revenues	$4,239.3	$4,284.8	$(45.5)	(1.1%)	(0.6%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Net Revenues by Region
	Twelve Months Ended December 31,		Growth/(Decline)		Constant Currency vs. 2023(1)
	2024	2023	Dollars	Percent	Percent
Net revenues:
United States	$3,102.5	$3,081.4	$21.1	0.7%	0.7%
Europe	511.1	540.6	(29.5)	(5.5%)	(6.7%)
Asia	487.6	531.9	(44.3)	(8.3%)	(3.9%)
Rest of world	138.1	130.9	7.2	5.5%	6.4%
Total net revenues	$4,239.3	$4,284.8	$(45.5)	(1.1%)	(0.6%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Operating Segment Information
	Twelve Months Ended December 31,		Growth/(Decline)		Constant Currency vs. 2023(1)
	2024	2023	Dollars	Percent	Percent
Net revenues:
Topgolf	$1,809.4	$1,761.0	$48.4	2.7%	2.6%
Golf Equipment	1,382.0	1,387.5	(5.5)	(0.4%)	0.6%
Active Lifestyle	1,047.9	1,136.3	(88.4)	(7.8%)	(7.2%)
Total net revenues	$4,239.3	$4,284.8	$(45.5)	(1.1%)	(0.6%)

Segment operating income:
Topgolf	$114.2	$108.8	$5.4	5.0%
Golf Equipment	183.6	193.3	(9.7)	(5.0)%
Active Lifestyle	82.4	117.0	(34.6)	(29.6)%
Total segment operating income	380.2	419.1	(38.9)	(9.3)%
Corporate costs and expenses(2)	(1,637.4)	(181.4)	(1,456.0)	n/m
Total operating (loss) income	(1,257.2)	237.7	(1,494.9)	n/m
Interest expense, net	(231.2)	(210.2)	(21.0)	10.0%
Other income, net	15.2	7.3	7.9	108.2%
Total (loss) income before income taxes	$(1,473.2)	$34.8	$(1,508.0)	n/m

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to certain non-cash and non-recurring items described in the Supplemental Financial Information and Non-GAAP Reconciliation table below.

TOPGOLF CALLAWAY BRANDS CORP.
SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2024						2023
	GAAP	Non-Cash Acquisition-related Amortization(1)	Non-Cash Goodwill and Intangible Assets Impairment (2)	Non-Recurring Items(3)	Tax Valuation Allowance	Non- GAAP	GAAP	Non-Cash Acquisition-related Amortization(1)	Non-Cash Goodwill and Intangible Assets Impairment (2)	Non-Recurring Items(4)	Tax Valuation Allowance(5)	Non- GAAP
(Loss) income from operations	$(1,460.8)	$(2.8)	$(1,452.0)	$(24.5)	$—	$18.5	$(32.6)	$(2.8)	$—	$(21.1)	$—	$(8.7)
Net (loss) income	$(1,512.7)	$(2.3)	$(1,424.6)	$(26.0)	$—	$(59.8)	$(77.1)	$(2.1)	$—	$(16.0)	$(1.1)	$(57.9)
(Loss) earnings per share - diluted (5)	$(8.23)	$(0.01)	$(7.76)	$(0.14)	$—	$(0.33)	$(0.42)	$(0.01)	$—	$(0.09)	$(0.01)	$(0.31)
(1) Includes the amortization of acquired intangible assets, including customer and distributor relationships, reacquired distribution rights and acquired developed technology related to our merger with Topgolf, acquisitions of Jack Wolfskin, TravisMathew and OGIO, and reacquisition of distribution rights in the Korea apparel market (collectively, the “Acquisitions”). While the amortization of acquired intangible assets is excluded from our calculation of non-GAAP net income, the revenue, operating costs and associated acquired assets that contribute to the revenue generation associated with these acquired companies is reflected in our calculation of non-GAAP net income. Starting in the second quarter of 2024, the depreciation and amortization associated with purchase accounting adjustments stemming from these acquisitions is excluded from our non-GAAP adjustments. As such, prior period amounts have been recast in order to conform with the current period presentation. For the three months ended December 31, 2024 and 2023, non-cash depreciation and amortization related to these purchase accounting adjustments was $1.3 million and $2.1 million, respectively.

(2) Represents non-cash goodwill and intangible assets impairment recognized during the fourth quarter of 2024 in our Topgolf operating segment.
(3) Primarily includes a $9.6 million loss related to the sale of the WGT business, $8.3 million of restructuring and reorganization charges, and $5.5 million of costs incurred related to the planned separation of Topgolf.

(4) Primarily includes $12.7 million in total charges related to the impairment and abandonment of the Shankstars media game in the Topgolf operating segment, $6.5 million of reorganization costs in the Topgolf and Active Lifestyle segments, and $0.9 million in IT costs related to a cybersecurity incident.

(5) Release of tax valuation allowances recorded in connection with the merger with Topgolf.
(6) Diluted loss per share and diluted weighted average common shares outstanding are the same as basic loss per share and basic weighted average common shares outstanding due to a net loss position.

	Twelve months ended December 31,
	2024						2023
	GAAP	Non-Cash Acquisition-related Amortization(1)	Non-Cash Goodwill and Intangible Assets Impairment (2)	Non-Recurring Items(3)	Tax Valuation Allowance(5)	Non- GAAP	GAAP	Non-Cash Acquisition-related Amortization(1)	Non-Cash Goodwill and Intangible Assets Impairment (2)	Non-Recurring Items(4)	Tax Valuation Allowance(5)	Non- GAAP
(Loss) income from operations	$(1,257.2)	$(11.5)	$(1,452.0)	$(49.6)	$—	$255.9	$237.7	$(14.0)	$—	$(37.5)	$—	$289.2
Net (loss) income	$(1,447.7)	$(9.6)	$(1,424.6)	$(55.5)	$—	$42.0	$95.0	$(10.6)	$—	$(36.6)	$58.3	$83.9
(Loss) earnings per share - diluted (5)	$(7.88)	$(0.05)	$(7.72)	$(0.30)	$—	$0.23	$0.50	$(0.05)	$—	$(0.18)	$0.29	$0.45
(1) Includes the amortization of acquired intangible assets, including customer and distributor relationships, reacquired distribution rights and acquired developed technology related to our merger with Topgolf, acquisitions of Jack Wolfskin, TravisMathew and OGIO, and reacquisition of distribution rights in the Korea apparel market (collectively, the “Acquisitions”). While the amortization of acquired intangible assets is excluded from our calculation of non-GAAP net income, the revenue, operating costs and associated acquired assets that contribute to the revenue generation associated with these acquired companies is reflected in our calculation of non-GAAP net income. Starting in the second quarter of 2024, the depreciation and amortization associated with purchase accounting adjustments stemming from these acquisitions is excluded from our non-GAAP adjustments. As such, prior period amounts have been recast in order to conform with the current period presentation. For the twelve months ended December 31, 2024 and 2023, non-cash depreciation and amortization related to these purchase accounting adjustments was $6.0 million and $11.8 million, respectively.

(2) Represents non-cash goodwill and intangible assets impairment recognized during the fourth quarter of 2024 in our Topgolf operating segment.
(3) Primarily includes $22.9 million of restructuring and reorganization charges, a $9.6 million loss related to the sale of the WGT business, $8.0 million of costs incurred related to the planned separation of Topgolf, $4.7 million in charges related to our 2024 debt repricing, $3.4 million in currency translation adjustments reclassified into earnings due to the dissolution of the Jack Wolfskin Russia entity, $3.4 million of additional charges related to the impairment and abandonment of the Shankstars media game in the Topgolf segment, $2.1 million in IT integration charges including costs associated with the implementation of a new cloud based HRM system, and $1.4 million in IT costs related to a 2023 cybersecurity incident.

(4) Primarily includes $12.7 million in total charges related to the impairment and abandonment of the Shankstars media game in the Topgolf segment, $12.3 million of total reorganization costs in the Topgolf and Active Lifestyle segments, $13.7 million in total charges related to our 2023 debt modification, $4.2 million in IT integration costs primarily related to the Topgolf merger, and $2.4 million in costs related to a cybersecurity incident.

(5) Related to the release of tax valuation allowances recorded in connection with the merger with Topgolf.
(6) For 2024, on an as reported GAAP basis, diluted loss per share and diluted weighted average common shares outstanding are the same as basic loss per share and basic weighted average common shares outstanding due to a net loss position. For 2024, on a non-GAAP basis, diluted earnings per share and diluted weighted average common shares outstanding exclude the impact of the 2020 convertible notes due to the notes being anti-dilutive. For 2023, the impact of the 2020 convertible notes is included in the calculation of diluted earnings per share using the if-converted method.

	2024 Trailing Twelve Month Adjusted EBITDA					2023 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	March 31,	June 30,	September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2024	2024	2024	2024	Total	2023	2023	2023	2023	Total
Net income (loss)	$6.5	$62.1	$(3.6)	$(1,512.7)	$(1,447.7)	$25.0	$117.4	$29.7	$(77.1)	$95.0
Interest expense, net	58.8	57.0	57.7	57.7	231.2	49.6	51.7	52.3	56.6	210.2
Income tax provision (benefit)	5.0	(9.7)	(19.4)	(1.4)	(25.5)	(4.2)	(45.8)	(3.0)	(7.2)	(60.2)
Non-cash depreciation and amortization expense	65.4	65.8	68.1	69.1	268.4	56.1	58.6	61.0	64.0	239.7
Non-cash stock compensation and stock warrant expense, net	14.2	7.0	7.8	9.0	38.0	12.5	12.3	13.2	8.4	46.4
Non-cash lease amortization expense	3.5	3.6	2.8	3.2	13.1	4.6	4.4	4.5	4.4	17.9
Non-cash goodwill & intangible assets impairment	—	—	—	1,452.0	1,452.0	—	—	—	—	—
Non-recurring items, before taxes(1)	7.5	19.8	6.4	24.5	58.2	13.7	7.6	5.6	20.7	47.6
Adjusted EBITDA	$160.9	$205.6	$119.8	$101.4	$587.7	$157.3	$206.2	$163.3	$69.8	$596.6

(1) In 2024, amounts include restructuring and reorganization charges, costs incurred related to the planned separation of Topgolf, charges related to the 2024 debt repricing, currency translation adjustments reclassified into earnings due to the dissolution of the Jack Wolfskin Russia entity, charges related to the impairment and abandonment of the Shankstars media game, a loss on disposal on the sale on the WGT business, IT integration costs associated with the implementation of a new cloud based HRM system, and IT costs related to a 2023 cybersecurity incident. In 2023, amounts include charges related to the impairment and abandonment of the Shankstars media game, charges in connection with the 2023 debt modification, IT integration and implementation costs stemming primarily from the merger with Topgolf, restructuring and reorganization charges in our Topgolf and Active Lifestyle segments, and costs related to a cybersecurity incident.

Reconciliation of Consolidated Non-GAAP Adjusted Free Cash Flow	Twelve Months Ended December 31,
	2024	2023
GAAP cash flows provided by operations (1)	$382.0	$364.7
Less: capital expenditures (1)	(295.4)	(482.0)
Add: proceeds from lease financing and government grants (1)	116.5	277.3
Consolidated Non-GAAP Adjusted Free Cash Flow	$203.1	$160.0
(1) Source: Consolidated statement of cash flows within the Company’s annual report on Form 10-K.

Reconciliation of Topgolf Adjusted Segment EBITDA	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Topgolf Segment operating income(1):	$26.9	$23.1	$114.2	$108.8
Non-GAAP depreciation and amortization expense	51.5	45.4	199.9	164.9
Non-cash stock compensation expense	1.9	0.5	10.3	12.9
Non-cash lease amortization expense	3.3	3.9	12.4	17.1
Other (income) expense, net	(0.1)	0.3	0.4	0.6
Topgolf Adjusted Segment EBITDA	$83.5	$73.2	$337.2	$304.3

(1) We do not calculate GAAP net income at the operating segment level, but have provided Topgolf’s segment income from operations as a relevant measurement of profitability. Segment income from operations does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to the Company’s consolidated pre-tax income in the Segment Results section of this release.